Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
April 4, 2018 Broadcom Inc. 1320 Ridder Park Drive San Jose, California 95131	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Broadcom Inc. Post-Effective Amendment No. 1
to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Broadcom Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 (the “Amendment”) to three registration statements on Form S-8 (Registration Nos. 333-221654; 333-215291; and 333-209331) previously filed by Broadcom Limited, a public company limited by shares incorporated under the laws of the Republic of Singapore and the Company’s predecessor (“Broadcom-Singapore”), with respect to the adoption of such registration statements by the Company pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Act”). Such registration statements on Form S-8, as amended by the Amendment, are referred to herein as the “Registration Statements.” In connection with such representation, the Company has advised us that it has assumed the employee plans (the “Plans”) set forth on Exhibit A hereto and that, in accordance with the terms of the Plans, shares (“Shares”) of common stock, par value $0.001 per share of the Company (“Common Stock”), may be issuable or become issuable pursuant to grants or awards under the Plans.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statements, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

April 4, 2018

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Amendment and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

April 4, 2018

Exhibit A

Plans

Brocade Communications Systems, Inc. 2009 Stock Plan

Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan

Avago Technologies Limited 2009 Equity Incentive Award Plan

Broadcom Corporation 2012 Stock Incentive Plan

LSI Corporation 2003 Equity Incentive Plan

Amended and Restated Broadcom Limited Employee Share Purchase Plan

Emulex Corporation 2005 Equity Incentive Plan

Option to Purchase Syntax Stock Agreement with Joseph M. Marvin

Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries

Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries